Manufacturing and Supply Agreement

This Manufacturing and Supply Agreement (“Agreement”) is entered into as of this 6th day of November, 2006 (“Effective Date”) by and between Phantom Entertainment, Inc., a Delaware corporation having a place of business at 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, United States of America (“Purchaser”), Itron Technology Inc., a Taiwanese corporation having its principal place of business at 9F, No.75, Sec.1, Hsin Tai Wu Road, Hsih Chi city, Taipei Hsien 221, Taiwan (“Manufacturer”).

Recitals

Whereas, the Manufacturer and Purchaser are parties to a Product Development and Manufacturing Agreement entered into on April 17, 2006; and

Whereas, the parties desire to enter into a non-exclusive agreement whereby Manufacturer will manufacture the Products defined in Exhibit A and related parts according to industry standard manufacturing practices (defined below) and Product Specifications provided by Purchaser, in quantities ordered by Purchaser and solely for sale to Purchaser; and

Whereas, Purchaser desires to purchase the Products and related parts from Manufacturer in such quantities;

Now, Therefore, in consideration of the foregoing and of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Agreement

1	Definitions

1.1	“Agreement” shall have the meaning set forth in the first paragraph set forth above and shall include each Exhibit.

1.2	“Approved Vendor List” shall have the meaning set forth in Section 3.3.

1.3	“Components” shall mean any part or assemblies used for manufacturing, processing and packaging the Product (as defined below) pursuant to the Specifications (as defined below).

1.4
“Confidential Information” shall mean any and all information and materials disclosed by one party (“Discloser”) to the other party (“Recipient”) (whether in writing or in oral, graphic, electronic or any other form) that are marked or described as, identified in writing as, or provided under circumstances indicating that such information and materials are confidential or proprietary. The Confidential Information of Purchaser includes, without limitation, all Technical Information (as defined below) and all information and materials provided by Purchaser relating to Purchaser’s customers.

1.5
“Delivery Date” shall mean the date specified in a Purchase Order (as defined below) on which Manufacturer is required to deliver a specific quantity of the Product to the delivery place designated on such Purchase Order.

1.6
“Effective Date” is the calendar date upon which Purchaser and Manufacturer agree to enter the Agreement as evidenced by their respective approval signatures. This date is set forth in the first paragraph set forth above.

1.7
“Environmental Claim” shall mean, with respect to any person or entity, any notice; claim; administrative, regulatory or judicial action, suit, judgment or demand; or other written communication applicable to the Project (as defined below) by any other person or entity (including, without limitation, any government authority) alleging or asserting such person’s or entity’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other property of such person or entity, personal injuries or death, losses, fines or penalties arising out of, based on or resulting from (a) the presence, Use (as defined below), Release (as defined below) or threatened Release into the environment of any Hazardous Material (as defined below) at any location, whether or not owned by such person or entity, or (b) any fact, circumstance, condition or occurrence forming the basis of any violation or alleged violation of any Environmental Law (as defined below).

1.8
“Environmental Laws” shall mean any and all Laws (as defined below) applicable to the Project relating to the indoor or outdoor environment, or to the health or safety of natural persons affected by the environment, or to the Release or threatened Release of Hazardous Materials into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata, or otherwise relating to the Use of Hazardous Materials, whether now or hereafter in effect.

1.9
“Hazardous Material” shall mean any of the following: any chemicals, materials, substances or wastes that are now or hereafter become (a) defined or listed as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants” or terms of similar import under any Environmental Law, and (b) prohibited, limited or regulated under any Environmental Law.

1.10	“Initial Term” shall have the meaning set forth in Section 8.1.

1.11
“Inventory” shall mean the collection of all Components which have been purchased by Manufacturer for the purpose of manufacturing Products. Inventory shall also mean finished Products in the Manufacturers’ possession.

1.12
“Laws” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy or rule of common law, or any governmental requirement or other governmental restriction or similar form of decision or determination, or any interpretation or administration of any of the foregoing by any national, state or local government (or any association, organization or institution of which any of the foregoing is a member, or to whose jurisdiction any thereof is subject, or in whose activities any thereof is a participant), whether now or hereafter in effect.

1.13
“Manufacturer Facility” shall mean the Manufacturer manufacturing facility located at Sec. B, Hopewell Industrial City, Sima, Changping Town, Dongguan City, Guangdong Province, Post code: 523570, P.R.C.

1.14	“Manufacturer” shall have the meaning set forth in the first paragraph set forth above.

1.15	“Product Price” shall mean the price per each Product at which Manufacturer shall sell the Product to Purchaser.

1.16	“Product” shall mean the Products and related parts as described more fully on Exhibit A attached hereto meeting the Specifications.

1.17	“Project” shall mean the work conducted and services provided by Manufacturer pursuant to this Agreement.

1.18	“Proprietary Rights” shall have the meaning set forth in Section 2.4.3

1.19	“Purchase Order” shall have the meaning set forth in Section 3.1

1.20	“Purchaser” shall have the meaning set forth in the first paragraph set forth above.

1.21
“Release” shall mean, with respect to any Hazardous Material, any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of such Hazardous Material into the indoor or outdoor environment, including, without limitation, the movement of such Hazardous Material through ambient air, soil, surface water, groundwater, sea water, wetlands, land or subsurface strata.

1.22
“Specifications” shall mean the industry standard Specifications and Purchaser Specifications listed in Exhibit C including but not limited to bill of materials, fabrication drawings, assembly drawings, assembly procedures, test procedures and inspection procedures.

1.23
“Technical Information” shall mean all information, materials, knowledge, data, drawings and other Specifications involving or relating to the generation, manufacture and processing of the Product provided to Manufacturer by Purchaser pursuant to this Agreement, including, without limitation, the Specifications.

1.24	“Unusable Inventory” shall have the meaning set forth in Section 3.6..

1.25
“Use” shall mean, with respect to any Hazardous Material and with respect to any person or entity, the generation, manufacture, processing, distribution, handling, use, treatment, recycling, storage or disposal of such Hazardous Material or transportation to or from the property controlled by such person or entity of such Hazardous Material.

1.26	“Work Product” shall have the meaning set forth in Section 2.4.2

2	Technology Transfer and Ownership

2.1
License Grant. Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Manufacturer for the term of this Agreement a non-exclusive, non-transferable, non-sublicensable license for Manufacturer to use the Technical Information solely to manufacture the Product, solely at the Manufacturer Facility and solely for sale to Purchaser.

2.2
Restrictions and Reservation of Rights. Manufacturer agrees not to use the Technical Information or make or sell the Product except as expressly permitted in Section 2.1. All intellectual property rights in and to the Product and the Technical Information are and shall at all times be owned by Purchaser, subject only to the license rights expressly granted to Manufacturer in Section 2.1. Any and all rights not expressly granted to Manufacturer herein are reserved by Purchaser.

2.3
Information Exchange. Purchaser shall provide to Manufacturer such Technical Information as it determines in its sole discretion is advisable to facilitate Manufacturer’s completion of the Project. At Manufacturer’s request, Purchaser shall answer reasonable questions with respect to the Technical Information. All Technical Information shall constitute the Confidential Information of Purchaser. At Purchaser’s request, Manufacturer shall provide to Purchaser all information and materials reasonably requested by Purchaser with respect to the Project and cooperate with Purchaser in obtaining such information and materials, including, without limitation, any information necessary or useful to allow Purchaser to verify that deliveries of the Product conform to the Specifications.

2.4	Manufacturer shall assign to Purchaser all right, title and interest related to unique aspects of manufacturing, assembly and test of specified Products.

2.4.1  To the extent, if any, Manufacturer retains any right, title or interest in and to any Work Product, as defined in Section 2.4.2, Manufacturer (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Purchaser with respect to such rights; (b) agrees, at Purchaser’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to Purchaser a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sub-licensable (through multiple levels of sub-licensees), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Purchaser) all or any portion of such Work Product, in any form or media (now known or later developed). The foregoing license includes, without limitation, the right to make any modifications to such Work Product regardless of the effect of such modifications on the integrity of such Work Product, and to identify Manufacturer, or not to identify Manufacturer, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified. Manufacturer further irrevocably waives any “moral rights” or other rights with respect to attribution of authorship or integrity of such Work Product that Purchaser may have under any applicable law under any legal theory. Manufacturer hereby waives and quitclaims to Purchaser any and all claims, of any nature whatsoever, which Purchaser now or may hereafter have for infringement of any Work Product or proprietary rights assigned and/or licensed hereunder to Purchaser. Manufacturer covenants that it will not directly or indirectly promote, sell or deliver any visibly or functionally similar product to the Products

2.4.2  As used in this Agreement, the term “Work Product” shall include, without limitation, all engineering specifications, discoveries, ideas, inventions, concepts, developments, know-how, trade secrets, works of authorship, materials, software (source and object code), HTML, writings, drawings, designs, processes, techniques, formulas, data, specifications, technology, patent applications (and contributions thereto), and other creations (and any related improvements or modifications to the foregoing or to any Confidential Information of Purchaser), whether or not patentable, relating to any activities of Purchaser that are created or otherwise developed by Manufacturer (alone or with others).

2.4.3  Manufacturer agrees to disclose promptly in writing to Purchaser all Work Product. , Manufacturer further agrees that any and all Work Product created or developed by Manufacturer pursuant to this Agreement shall be the sole and exclusive property and Confidential Information of Purchaser. Manufacturer hereby irrevocably assigns and agrees to assign to Purchaser all right, title and interest worldwide in and to the Work Product, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual and proprietary rights related thereto (the “Proprietary Rights”), effective immediately upon the inception, conception, creation or development thereof. The Proprietary Rights shall include, without limitation, all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, related to the Work Product, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof (including, without limitation, any continuations, continuations-in-part, divisional, reissues, substitutions and reexaminations); all goodwill associated therewith; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions). Except as may be set forth in the applicable exhibits, as amended, or otherwise agreed in writing by the parties, Manufacturer retains no rights to use the Work Product and agrees not to challenge the validity of Purchaser’s ownership in the Work Product.

3	Ordering, Processing and Packaging

3.1
Orders. To purchase Product hereunder, Purchaser shall issue Purchase Orders which shall specify the Purchase Order number, Product part number, quantity of Product ordered, Product Price, method of shipment, FOB point, and Delivery Date(s). Purchaser shall place each Purchase Order with Manufacturer at least sixty (60) days in advance of the Delivery Date. Manufacturer will acknowledge in writing (i) receipt of Purchaser’s Purchase Order, (ii) confirmation of the Delivery Date and (iii) confirmation that all information specified on the Purchase Order is accepted by the Manufacturer. This written notice conveys the Manufacturers ability, intent and commitment to deliver all Products specified on the Purchase Order within the parameters specified therein.

3.2
Components. Manufacturer shall procure and supply, using standard purchasing practices, all materials necessary to manufacture, process, pack and deliver the Product according to the Specifications. Manufacturer agrees to inspect Components prior to use in Products manufactured for Purchaser. Manufacturer will utilize industry standard practices to perform inspection of Components.

3.3
Approved Vendor List. Manufacturer will provide Purchaser with a list of all Components used in the Product and the names of the approved sources where these Components will be purchased (Approved Vendor List). Purchaser will provide Manufacturer written approval of the Approved Vendor List. Thereafter any changes, additions or deletions to the sources identified on this list must be approved by Purchaser. Purchaser will also identify in writing those Components which don’t require source approval by the Purchaser. Manufacturer will maintain the Approved Vendor List throughout the life of the Agreement and make the most current version available to Purchaser at all times.

3.4	Packaging. Product supplied by Manufacturer shall be delivered in packaging in accordance with the Specifications.

3.5
Engineering Changes. Purchaser may at any time request, in writing, that Manufacturer incorporate engineering changes into the Product. Such requests shall include a description of the proposed engineering change sufficient to permit Manufacturer to evaluate its feasibility and cost. Manufacturer’s evaluation shall be delivered to Purchaser in writing and shall state the increase or decrease in Manufacturer’s actual costs, if any, expected to result from such engineering change and the amount of time, if any, required to implement such engineering change. Manufacturer shall not proceed with the engineering change unless and until it receives prior written instructions to do so from Purchaser, in which case the Product Price shall be adjusted in the amount of such increase or decrease in Manufacturer’s costs (including, without limitation, the cost of Unusable Inventory due to such engineering change, as calculated in accordance with Section 3.6)), the delivery schedule for the Product shall be amended to reflect such additional implementation time and the Specifications for the Product shall be amended to reflect the engineering change. Manufacturer shall not refuse to implement any engineering change requested by Purchaser unless Manufacturer reasonably determines that such engineering change is technically unworkable.

3.6
Rescheduling and Cancellations. Purchaser may cancel or reschedule Products ordered on a Purchase Order using the guidelines detailed in Exhibit B. To the extent that any unused Inventory procured by Manufacturer prior to the cancelled Purchase Order or portion thereof cannot be used by Manufacturer in the manufacture, testing or assembly of other products for Purchaser or any of Manufacturer’s other customers products (“Unusable Inventory”), Manufacturer shall use its best efforts to (a) cancel any pending orders for such Unusable Inventory, and (b) return any such Unusable Inventory in Manufacturer’s possession to the applicable suppliers or (c) redirect this Unsable Inventory to other products which utilize the same Components. If Manufacturer is unable to return any Unusable Inventory in its possession to the applicable suppliers or redirect to another product, Manufacturer shall notify Purchaser of such Unusable Inventory and, at Purchaser’s instruction, Manufacturer shall either deliver such Unusable Inventory to Purchaser or use its best efforts to resell such Unusable Inventory. After such efforts have been completed, Purchaser shall pay Manufacturer for Products and Unusable Inventory affected by the cancellation as follows: (i) one hundred percent (100%) of the contract price for all finished Products in Manufacturer’s possession that are delivered to Purchaser and accepted by Purchaser in accordance with the testing and inspection procedures set forth in Section 5, (ii) one hundred percent (100%) of the cost of Unusable Inventory delivered to Purchaser, (iii) one hundred percent (100%) of the difference between the cost of all Unusable Inventory that was resold by Manufacturer at less than cost and the proceeds from such resale, (iv) one hundred percent (100%) of the difference between the cost of all Unusable Inventory that could not be resold by Manufacturer and the salvage value thereof, and (v) one hundred percent (100%) of any vendor cancellation charges incurred with respect to the Unusable Inventory accepted for cancellation or return by the vendor. Notwithstanding any of the foregoing, Manufacturer shall use all reasonable commercial efforts to mitigate the amounts payable by Purchaser under this Section in connection with any cancellations.

4	Shipment and Inspection

4.1
Shipping and Delivery. Manufacturer shall notify Purchaser at the time of shipment as to the quantity of Product shipped and the specific shipping information. Shipping quantities may not vary from those established by the Purchase Order unless otherwise mutually agreed upon in writing by the parties. Manufacturer shall ship the Product to the delivery address(es) set forth in the applicable Purchase Order. Purchaser may, from time to time, instruct Manufacturer to deliver all or a portion of Product ordered pursuant to a Purchase Order to non-Purchaser locations, this is covered under “Rescheduling” and “Insurance” sections. Manufacturer shall deliver the Product by the applicable Delivery Date, provided that Manufacturer may not deliver the Product more than five (5) calendar days prior to the Delivery Date without prior written consent of Purchaser. In the event that Manufacturer ships Product more than five (5) calendar prior to Delivery Date specified on the Purchase Order, Manufacturer will reduce the purchase price of all units shipped by three (3) percent unless the Purchaser authorizes the early shipment in writing. In the event that Manufacturer ships Product more than ten (10) days after the Delivery Date specified on the Purchase Order, Manufacturer will reduce the purchase price of all affected Product by three (3) percent. For each subsequent week of delay Manufacturer will reduce the purchase price of all affected Product by an additional three (3) percent unless the Purchaser authorizes the late shipment in writing. These price reductions will only be required in the event that early or late shipments are caused by the Manufacturer. The percentage of price reduction resulted from Manufacturer’s late shipment is limited to 10% of purchase price. The specific cause of any early or late delivery will be solely determined by the Purchaser.

4.2
Title and Risk of Loss. Manufacturer shall deliver the Product to the Purchasers designated carrier. at the mutually agreed upon FOB location. Title to and risk of loss of the Product shall pass from Manufacturer to Purchaser only upon Manufacturer’s delivery of the Product to the designated carrier for shipment.

4.3
Inspection. During normal business hours, upon reasonable notice to Manufacturer, Purchaser shall have the right, but not the obligation, to (a) inspect the work conducted and services provided by Manufacturer under this Agreement; (b) inspect and test, at Purchaser’s own expense, the Manufacturer Facility and any vehicles, containers or other equipment used in such work or services, including, without limitation, any areas where Components or Product are stored, handled, packaged, or manufactured; and (c) inspect and obtain copies of licenses, authorizations, approvals or written communications from any governmental entity or agency applicable or related to such work or services.

4.4
Source Inspection. Manufacturer shall give Purchaser written notice of and reasonable access to completed Product batches so that Purchaser may perform source inspections of such Product batches prior to shipment by Manufacturer. Such source inspection shall be conducted by Purchaser within ten (10) days of receipt of Manufacturer’s notice of completion of such Product batches. If Product is found to be defective in material or workmanship, or if Product does not conform to the Specifications, Purchaser has the right to reject such Product. Purchaser waives right to Source Inspection if not completed within the allocated period for source inspection. Rejected Product shall be replaced with conforming Product. Purchaser shall have the right to perform source inspections of such replacement Product prior to shipment by Manufacturer.

4.5
Inspection Upon Delivery. Upon receipt of any Product delivery, Purchaser shall have fifteen (15) days to inspect and test such Product. If the Product is found to be defective in material or workmanship, or if the Product does not conform to the Specifications, Purchaser has the right to reject such Product during such -fifteen (15) day period. Product not rejected during such period shall be deemed accepted. Rejected Product shall be replaced with conforming Product within ten (10) days after Purchaser’s notice of rejection. Purchaser shall have the right to inspect and test such replacement Product within fifteen (15) days of delivery.

5	Price and Payment

5.1
Price. The Product Price shall include all costs including, but not limited to, the cost of materials, labor, overhead and profit. The cost of materials, labor and overhead shall be passed through directly to the Purchaser without any additional charge. The Manufacturer shall provide detailed breakdown of all costs. The Manufacturers only profit will be specified as such. Manufacturer will review materials costs with Purchaser quarterly and all incremental or decremental costs will be reflected in Product Price. Overhead, labor and profit costs will be reviewed on six (6) month intervals and incremental or decremental costs will also be reflected in Product Price. Manufacturer agrees to reasonably pursue Product cost reductions through material sourcing, process enhancements, labor and overhead reductions, and engineering changes.

5.2
Payment Terms. Unless otherwise provided, Purchaser shall provide Manufactuer with a secured Letter of Credit (LOC) for each Purchase Order submitted, on terms approved by Manufacturer , for the Purchase Order amount for the benefit of Manufacturer. This LOC must be executed within five (5) days of Purchase Order confirmation from the Manufacturer. The LOC requires the Manufacturer to deliver the Product in new condition to the FOB point designated on the Purchase Order. The Manufacturer shall invoice Purchaser for all amounts due and such invoices shall reference the Purchase Order number and be sent to the “Bill to” address specified on the Purchase Order. Manufacturer’s packing list must reference the Purchase Order number and be sent to the applicable “Ship to” address on the Purchase Order. Manufacturer will provide Purchaser a copy of the Bill of Lading issued at the FOB point.

5.3
Secured Inventory. Subsequent to Purchase Orders for the Pilot and the first order, Purchaser agrees to provide Manufacturer with a deposit to secure raw materials used in production of Products. The amount of this deposit will be negotiated and agreed upon by both Purchaser and Manufacturer. The Manufacturer will hold the deposit as security for goods purchased to support Purchasers current and future Purchase Orders. Manufacturer will provide Purchaser with a receipt of the initial deposit and a quarterly accounting of deposit funds. Manufacturer may use deposit funds to reimburse materials costs incurred due to Purchasers failure to fulfill Purchase Order requirements as specified in this Agreement. Manufacturer agrees to return all deposits which are unused upon written demand from Purchaser or at the termination of this Agreement.

5.4
Taxes. All applicable taxes, including, without limitation, sales or use taxes, transaction privilege taxes, gross receipts taxes and other charges such as duties, customs, tariffs, imposts and government-imposed surcharges shall be stated separately on Manufacturer’s invoice. Manufacturer shall remit all such charges to the appropriate tax authority unless Purchaser provides sufficient proof of tax exemption. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which Manufacturer’s collection and remittance of taxes is required by Law, Manufacturer shall have sole responsibility for payment of such taxes to the appropriate tax authorities. In the event Manufacturer does not collect tax from Purchaser, and is subsequently audited by any tax authority, liability of Purchaser shall be limited to the tax assessment, with no reimbursement for penalty or interest charges. Each party is responsible for its own respective income taxes or taxes based upon gross revenues, including, without limitation, business and occupation taxes.

6	Representations, Warranties and Additional Covenants

6.1
Manufacturer shall provide copies of all Specifications and data related to Manufacturing including but not limited to bill of materials, approved vendor lists, test procedures, and assembly procedures. Manufacturer will provide semi-monthly (twice per month) periodic product quality reports describing Product defects and associated corrective actions. Manufacturer shall maintain a Manufacturing Configuration Record of all Products delivered to Purchaser.

6.2
Products and Services. Manufacturer represents, warrants and covenants that: (a) the services performed and Products furnished hereunder shall meet the quality, operating conditions and performance requirements described in the Specifications and any applicable Purchase Order; (b) any services furnished hereunder shall be performed in a professional and competent manner; (c) the Products, including the Components, are merchantable, shall be free from defects in workmanship and material, and shall be new, fit and sufficient for the particular purpose of Purchaser and Purchaser’s customers if known to Manufacturer; and (d) Manufacturer has good and marketable title to the Products to be furnished hereunder and there are no liens, claims or encumbrances of any kind whatsoever against the same. The warranties herein contained are not to be deemed exclusive, and Purchaser shall be entitled to all other warranties and remedies available to it at Law or in equity.

6.3
Manufacturer further represents and warrants all Products delivered to Purchaser for a period of 15 months from the date the carrier for shipment receives shipment of Product from the Manufacturer. This warranty covers Product failures caused by Components and/or processes utilized by the Manufacturer in the production of Products. Components and processes utilized by the Manufacturer includes but is not limited to; the complete Component and subassembly supply chain, all internal and external manufacturing processes, all existing and new Components, and all existing and new suppliers.

6.4
Manufacturer further represents and warrants that all Products comply with the regulatory requirements specified in the Exhibit C. These regulatory requirements include but are not limited to radio frequency immunity, radio frequency emissions, safety and environmental.

6.5
Manufacturer further represents and warrants he will maintain a list of Product serial numbers and the associated ship date. This data will be accessible to the Purchaser at all times. New Product shipments will be added to the list within seven (7) days of shipment from the Manufacturer. Purchaser will use this data to determine warranty status of all returned Products.

6.6	Manufacturer further represents and warrants to take all reasonable actions to assist Purchaser in determining root cause and remedy of common failure modes found in returned Products.

6.7
Manufacturer agrees to compensate Purchaser for Product warranty failures as defined in section 6.3. Purchaser will report failures to Manufacturer on a monthly basis. Manufacturer will refund the purchase price of each failing unit to the Purchaser within thirty (30) days of confirmation of such failure by Manufacturer..

6.8
Section 6 does not extend a warranty by Manufacturer for failures caused by end-user neglect or misuse nor does it apply to damage from shipping and handling after ownership of the Product has transferred to the Purchaser. Purchaser will solely determine the cause of all Product failures.

6.9
Compliance with Law Generally. Manufacturer represents, warrants and covenants that (a) Manufacturer shall comply with all Laws applicable to its performance pursuant to this Agreement, including, without limitation, the Project and the provision of Products hereunder; (b) all Products comply with the regulatory requirements specified in the Exhibit C and the these regulatory requirements include but are not limited to radio frequency immunity, radio frequency emissions, safety and environmental, and (c) Manufacturer shall at all times perform any work required under this Agreement safely and in a manner which shall present no threat of bodily injury or property damage, and shall enforce compliance with the highest standards of safety and accident prevention found in applicable Laws.

6.10	Environmental Compliance.

6.10.1
Compliance with Environmental Laws. Manufacturer shall ensure that the Project complies with all applicable Environmental Laws. Manufacturer shall obtain and maintain all licenses, authorizations, certifications and approvals required under any applicable Environmental Law in connection with the Project.

6.10.2
Investigation of Hazardous Materials. Manufacturer shall not permit the Release of any Hazardous Material into the environment and, in the event of any such Release, shall promptly perform any investigation, study, sampling, testing, cleanup, removal and remedial or other action necessary to remove and clean up any such Hazardous Materials in accordance with the requirements of all applicable Environmental Laws.

6.10.3
Environmental Reports. Manufacturer shall advise Purchaser of any hazard or toxic substance which is present in or may be encountered by Purchaser and its agents and employees in using or possessing the articles or materials furnished hereunder, and Manufacturer shall use its best efforts to minimize the hazard or toxicity thereof. Subject to confidentiality or similar non-disclosure requirements, Manufacturer shall promptly provide to Purchaser, upon request, copies of all environmental reports or surveys received or developed by Manufacturer pertaining to Manufacturer’s compliance with applicable Environmental Laws as such Environmental Laws apply to the Project.

6.10.4
Environmental Notices. Manufacturer shall deliver the following notices to Purchaser: (i) promptly upon obtaining knowledge of (x) any fact, circumstance, condition or occurrence that could form the basis of an Environmental Claim arising with respect to the Project against the Project or any party or (y) any pending or threatened Environmental Claim arising with respect to the Project against the Project or any party, a notice thereof describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that such person or entity has taken or proposes to take with respect thereto and, thereafter, from time to time such detailed reports with respect thereto as Purchaser may reasonably request; and (ii) promptly upon their becoming available, copies of all written communications with any government authority relating to any Environmental Law or Environmental Claim arising out of the Project.

7	Indemnification

Manufacturer agrees to indemnify, defend and hold harmless Purchaser, its affiliates, customers, employees, successors and assigns (all referred to in this Section 77 as “Purchaser”) from and against any losses, liabilities, costs, damages, claims, fines, penalties and expenses (including, without limitation, costs of defense or settlement and reasonable attorneys’, consultants’ and experts’ fees) that arise out of or result from: (a) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or Product provided by, Manufacturer; (b) assertions under Workers’ Compensation or similar acts made by persons furnished by Manufacturer; (c) any breach of any representation or warranty by Manufacturer or failure of Manufacturer to perform its obligations under this Agreement; (d) violation of any Law, including, without limitation, any Environmental Law, in any way arising out of or caused or alleged to have been caused by Manufacturer’s work or services under this Agreement or by the Product provided by Manufacturer; (e) any actual or alleged Environmental Claim, or any contamination, damage or adverse effect on the environment or natural resources (including, without limitation, the cost of any investigation or remediation related thereto) in any way arising out of or caused or alleged to have been caused by Manufacturer’s work or services under this Agreement or by any Product provided by Manufacturer; or (f) a claim that the Work Product infringes any third party rights.

8	Term and Termination

8.1
Term. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) year thereafter (“Initial Term”) unless earlier terminated as provided in Section 8.2. After expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year terms unless either party provides notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any renewal term.

8.2
Termination. Either party may terminate this Agreement in the event that (a) the other party breaches any material provision of this Agreement and such breach continues for a period of thirty (30) calendar days following the receipt by the defaulting party of notice of such breach, or (b) the other party becomes insolvent, is adjudicated bankrupt, voluntarily or involuntarily files a petition for bankruptcy, makes an assignment for the benefit of creditors, seeks any other similar relief under any bankruptcy Law or related statues or otherwise becomes financially incapable of performing its obligations in accordance with the terms of this Agreement, and such judgment, assignment or incapacity is not revoked within sixty (60) calendar days.

8.3
Effect of Termination. Any provisions of this Agreement, which are intended, by their specific terms or by necessary implication, to survive the expiration or termination of this Agreement shall so survive.

9	Confidentiality

9.1
Restrictions on Disclosure and use of Confidential Information. Recipient shall not use the Confidential Information of Discloser except for the purpose of performing its obligations and exercising its rights under this Agreement. Recipient shall maintain the Confidential Information of Discloser with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Unless Discloser grants specific, written, advance permission to do so, Recipient shall not disclose any Confidential Information to any third party except as provided for in Section 9.29.2. Recipient shall limit access to the Confidential Information of Discloser to those employees of Recipient who have a need to know such information in order to perform its obligations and exercise its rights under this Agreement and who are bound by confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Should Recipient determine that it needs to disclose Confidential Information of Discloser to any non-employee (including consultants and contractors) in order to perform its obligations or exercise its rights under this Agreement, Recipient shall not do so without the prior written permission of Discloser. Upon receiving such permission, Recipient may proceed, but only after binding any such non-employee to confidentiality and non-use obligations to Recipient at least equivalent to Recipient’s obligations to Discloser under this Agreement. Recipient shall be responsible to Discloser for the acts and omissions of any such non-employee with respect to such confidentiality and non-use obligations.

9.2
Exceptions. The foregoing restrictions shall not apply with respect to Confidential Information to the extent such information or materials can be shown to have been: (a) available to the public prior to the date of Discloser’s disclosure to Recipient or to have become available to the public thereafter without any unauthorized act or omission by Recipient; (b) rightfully in Recipient’s possession prior to the date of Discloser’s disclosure to Recipient and not otherwise restricted as to disclosure; or (c) disclosed to Recipient without restriction by a third party who had a right to disclose and was not otherwise under an obligation of confidence. Information or materials shall not be deemed to be “available to the public” or to be “in Recipient’s possession” merely if such information or materials can be reconstructed, combined or pieced together from multiple sources that are available to the public or Recipient if no one of those sources actually leads one to the entire combination, together with its meaning and importance. Further, Recipient may disclose Confidential Information of Discloser to the extent required by Law or order of a court of competent jurisdiction, provided that, in such event, Recipient shall provide Discloser prompt, advance notice of such requirement to allow intervention (and shall cooperate with Discloser) to contest or minimize the scope of the disclosure (including through application for a protective order).

9.3
Return of Confidential Information. Upon any expiration or termination of this Agreement or upon the request of Discloser, Recipient shall return or destroy, at Discloser’s option, all Confidential Information of Discloser and any copies thereof. In addition, Recipient shall promptly destroy any electronic or otherwise non-returnable embodiments of the Confidential Information.

10	Limitations on Liability

EXCEPT FOR ANY BREACH OF SECTION 9 (“CONFIDENTIALITY”) OR SECTION 6.10(“ENVIRONMENTAL COMPLIANCE”), AND EXCEPT FOR ANY OBLIGATIONS UNDER SECTION 7 (“INDEMNIFICATION”), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, OR FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS RESULTING FROM INTERRUPTION OF BUSINESS OR LOSS OF USE OR DATA, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LOSS.

11	Miscellaneous

11.1
Remedies. The parties agree that any breach of Section 9 shall cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. Accordingly, the parties agree that each party shall have the right, in addition to any other remedies available to it, to obtain an immediate injunction, without necessity of posting a bond, enjoining any breach by the other party of Section 9. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled under this Agreement to all of the rights and remedies available to a contracting party under the Uniform Commercial Code.

11.2
Insurance. Manufacturer shall maintain in effect at all times the following insurance: (a) Comprehensive General Liability Insurance (including Owned and Non-Owned Automobile, Contractor’s Protective, Contractual and Completed Operation coverage) with policy limits of at least $100,000 per person, $100,000 per occurrence for Bodily Injury Liability, and $100,000 per occurrence for Property Damage Liability and (b) any other insurance necessary ensure the full replacement cost for any loss of the Product prior to delivery to Purchaser . Such Comprehensive General Liability Insurance shall remain in force for the term of the Agreement and Manufacturer shall furnish a Certificate of Insurance prior to the commencement of the work naming Purchaser as an additional insured thereunder. Certificates of Insurance evidencing such coverage shall provide that Purchaser shall be given ten (10) days written notice before cancellation or reduction of any of the insurance coverage. Certificates should be mailed to Purchaser at the address set forth on the first page of this Agreement. .

11.3	US Dollars. All references to pricing, including, but not limited to Product Pricing, are reflected in US Dollars and no other currency.

11.4
Subcontractors. If subcontractors are employed, Manufacturer shall be fully responsible for their acts and omissions and the acts and omissions of their employees. There shall be no contractual relationship between any subcontractor and Purchaser. Manufacturer shall indemnify, defend and hold harmless Purchaser from and against any and all liability for payment of Manufacturer’s subcontractors and suppliers, including without limitation, mechanic’s liens.

11.5
Assignment. Manufacturer shall not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of Law or otherwise, any rights or obligations under this Agreement without the prior written consent of Purchaser. Except as provided herein, any purported assignment, transfer or delegation by Manufacturer shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.6
Governing Law. This Agreement shall be governed by and construed pursuant to the Laws of the State of California, without regard to conflict of Laws provisions thereof. Venue of any action arising out of this Agreement shall be had in the state or federal courts in San Francisco, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

11.7
Non-Waiver. Failure by either party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other party to insist upon strict performance thereof.

11.8
Attorney’s Fees. In the event either party brings legal action to enforce any provision herein, the prevailing party shall be entitled to collect from the losing party reasonable attorneys’ fees and costs incurred.

11.9
Entire Agreement and Modification. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both parties. This Agreement, together with any Specifications, Exhibits and documents attached hereto and incorporated by reference, constitutes the entire agreement between the parties as to the manufacturing of the Products. In the event of any conflict between the terms and conditions of this Agreement and those of any Purchase Order or any other document, the terms and conditions of this Agreement shall control; in the event of any conflict between the terms and conditions of any Purchase Order and any other document, the terms and conditions of the Purchase Order shall control.

11.10
Status of the Parties. Manufacturer hereby represents and warrants that Manufacturer is engaged in an independent business and shall perform its obligations under this Agreement as an independent contractor and not as an agent or employee of or a joint venturer with Purchaser; that the persons performing the services hereunder are not agents or employees of Purchaser; that Manufacturer has and hereby retains, except as set forth herein, the right to exercise full control with respect to the means of its performance hereunder and full control over the employment, direction, compensation and discharge of all employees, agents and subcontractors assisting in such performance; that Manufacturer shall be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment and disability insurance, social security withholding, and all such matters; and that Manufacturer shall be responsible for the acts of Manufacturer and the acts of all agents, employees and contractors employed by Manufacturer during Manufacturer’s performance under this Agreement.

11.11
Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.12
Notice. All notices required hereunder shall be in writing and shall be sent by (a)  internationally recognized courier service (e.g., DHL, Federal Express), with all postage or delivery charges prepaid, or (b) facsimile, subject to email confirmation , and shall be addressed to the parties at their addresses set forth in the first paragraph of this Agreement or to such other address(es) as may be furnished by written notice in the manner set forth herein.

11.13
Headings. The headings of the Sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference.

11.14	Language. The parties agree that this Agreement shall be executed in English, which shall be the official language for all questions and interpretations hereunder.

11.15
Counterparts. This Agreement may be executed in counterparts, by manual or facsimile signature, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed by their authorized representative as of the Effective Date.

Phantom Entertainment, Inc.	Itron Technology Inc.

By: /s/ Gregory Koler	By: /s/ Charles Chen

Name: Gregory Koler	Name: Charles Chen

Title: Chief Executive Officer	Title: Chief Executive Officer